Exhibit 99

OSG

Press Release

Overseas Shipholding Group, Inc.

For Immediate Release

FORMATION OF SUEZMAX INTERNATIONAL COMMERCIAL POOL ANNOUNCED BY

OVERSEAS SHIPHOLDING GROUP AND SEAARLAND

New York, NY – June 2, 2008 – Overseas Shipholding Group, Inc. (NYSE: OSG), a market leader in providing energy transportation services, today announced the formation of Suezmax International, a commercial pool of initially four Suezmax tankers, with Seaarland Shipping Management B.V., a privately held shipping company based in Amsterdam, the Netherlands. Upon completion of their current charters, the Overseas Newcastle, Overseas London, Elisewin and Genmar Hope will begin trading in the pool. In addition, seven newbuild Suezmax tankers are expected to join the pool upon their expected delivery dates. Four 156,000 dwt sister ships under construction at Jiangsu Rongsheng Heavy Industries Group in Nantong, China are expected to deliver commencing in 2009, two chartered-in by OSG and two by Seaarland. Seaarland has also ordered three 165,000 dwt sister ships at Hyundai Heavy Industries, South Korea, that are expected to deliver in the second, third and fourth quarters of 2011.

Mats Berglund, Senior Vice President and Head of OSG’s Crude Oil unit said, “The formation of Suezmax International is a continuation of our strategy of building scale in key trading areas in order to provide superior reliability and service to quality focused customers. We are excited about expanding our excellent cooperation with Seaarland, who is a long time member of our Aframax International pool.”

Suezmax International will be managed by Elodie Magere from OSG’s office in New York. The chartering manager for Europe will be Andrea Vaccari who will work from Seaarland’s office in Amsterdam.

In addition to the Suezmax pool, OSG has founded or is a member of Tankers International, Aframax International and Panamax International. Commercial pools are groups of similar size and quality vessels with different ship owners that when combined as a single fleet, improve customer service and vessel utilization through expanded or concentrated geographical presence and laden backhauls. As of April 25, 2008, OSG’s operating and newbuild crude oil tanker fleet totaled 55.1 vessels (weighted by ownership) and currently provides customers access to an additional 65 crude tankers through its participation in four commercial pools.

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About OSG

Overseas Shipholding Group, Inc. (NYSE: OSG), a Dow Jones Transportation Index company, is one of the largest publicly traded tanker companies in the world. As a market leader in global energy transportation services for crude oil and petroleum products in the U.S. and International Flag markets, OSG is committed to setting high standards of excellence for its quality, safety and environmental programs. OSG is recognized as one of the world’s most customer-focused marine transportation companies and is headquartered in New York City, NY. More information is available at ww.osg.com.

About Seaarland

Seaarland Shipping Management is a Netherlands-based ship management company which operates high quality tankers and bulk carriers. Seaarland is part of the Zacchello Group, which also includes Motia Compagnia di Navigazione. The group controls a fleet of 60 ships between product and crude tankers and bulk carriers. The Zacchello Group operates via offices in Amsterdam, Singapore, Venice, Naples, Hamburg, Mumbai and Geneva. More information is available at www.seaarland.nl.

Contact

Jennifer L. Schlueter, Vice President Investor Relations & Corporate Communications OSG Ship Management, Inc., +1 212-578-1634